Exhibit 99.2

Storage Technology Corporation             303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130

NEWS RELEASE

Contact:	Karla J. Kimrey
Vice President, Investor Relations
303.673.5020
ask_stk@storagetek.com

STORAGETEK ANNOUNCES INCREASED SHARE REPURCHASE AUTHORIZATION

LOUISVILLE, Colo. – July 8, 2004 — StorageTek® (Storage Technology Corporation, NYSE:STK), the storage services and solutions expert, today announced that its Board of Directors has authorized an increased stock repurchase program whereby the Company can purchase up to $500 million of its outstanding common stock. StorageTek intends to use this authorization to repurchase shares to reduce dilution from employee stock plans and opportunistically balance the cash returned to shareholders through share repurchases with the cash reinvested in the business for profitable future growth.

“With our strong cash position and solid financial performance, this repurchase program underscores our confidence in StorageTek’s future and commitment to strong capital policy,” said Robert Kocol, StorageTek chief financial officer. “This provides us a terrific opportunity to maximize the intrinsic value of StorageTek shares for our owners while maintaining the flexibility for strategic alternatives.”

Purchases under the StorageTek stock repurchase program may be made from time-to-time, in the open market, through block trades or otherwise, and in privately negotiated transactions. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. This new program will replace the previous program announced in January 2004. There is no fixed termination date for the repurchase program.

Certain statements, projections and forecasts contained herein regarding StorageTek’s future performance and financial results, future products, and business plans constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause StorageTek’s actual results to differ materially.

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STORAGETEK ANNOUNCES INCREASED SHARE REPURCHASE 2-2-2/

Some of these risks and uncertainties include, but are not limited to, StorageTek’s ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on our gross margins; our ability to execute our Information Lifecycle Management strategy; competitive pricing pressures; rapid technological changes in the markets in which we compete; our ability to attract and retain highly skilled employees; changes in our management; our ability to protect and develop intellectual property rights; our reliance on certain sole source suppliers; our ability to obtain quality parts and components in a timely manner; general economic conditions in the United States and globally; and other risks described in StorageTek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC’s website.

About StorageTek

StorageTek is a $2 billion global company that enables businesses, through its information lifecycle management strategy, to align the cost of storage with the value of information. The company’s innovative storage solutions manage the complexity and growth of information, lower costs, improve efficiency and protect investments. For more information, see www.storagetek.com, or call 1.800.877.9220 or 303.673.5151.

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TRADEMARKS: StorageTek and the StorageTek logo are registered trademarks of Storage Technology Corporation. Other names mentioned may be trademarks of Storage Technology Corporation or other vendors/manufacturers